Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is entered into as of December 22, 2021 (the “Amendment Effective Date”), between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Chris Murray (the “Executive”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to the Employment Agreement dated as of October 10, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and the Executive agree that the Employment Agreement is amended as follows:

1.             Section 5(a) of the Employment Agreement shall be amended and restated as follows:

“Sale Event. During the Term, if within twelve (12) months after a Sale Event, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)            the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) one and one-half (1.5) times the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher) plus (B) one and one-half (1.5) times the Executive’s Target Incentive Compensation; and

(ii)           if the Executive was participating in the Company’s group health (medical, dental and/or vision) plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii)          all time-based stock options and other time-based stock-based awards held by the Executive shall accelerate and become fully exercisable or non-forfeitable as of the Date of Termination; provided that, if any stock options or other stock-based awards held by the Executive prior to the Effective Date have accelerated vesting terms that are more favorable to the Executive than those set forth in this Section 5(a)(iii), the vesting terms of those stock options or other stock-based awards shall apply as opposed to the accelerated vesting terms set forth in this Section 5(a)(iii) solely with respect to such awards.

The amounts payable under Section 5(a)(i) and (ii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.”

2.              To the extent that there is any inconsistency between the terms and conditions of this First Amendment and the terms and conditions of the Employment Agreement, the terms and conditions of this First Amendment shall prevail.

3.             This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.             Except as amended hereby, the Employment Agreement remains in full force and effect and, as amended hereby, the Employment Agreement represents the entire agreement between the Executive and the Company, and there are no other agreements, written or oral, relating to the subject matter hereof. On and after the First Amendment Effective Date, all references in the Employment Agreement to “this Agreement” (including “hereof,” “herein” and similar words or phrases) shall mean the Employment Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the Amendment Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey W. Albers
Name:	Jeffrey W. Albers
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Chris Murray
Chris Murray